Exhibit 5

Cahill Gordon & Reindel LLP
80 Pine Street
New York, New York 10005

March 3, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	The Hain Celestial Group, Inc.
                                                                Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to The Hain Celestial Group, Inc. (the “Company”) in connection with the preparation of the Company’s Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”), with respect to the issuance and/or sale from time to time of an indeterminate number of (i) shares of Common Stock, par value $.01 per share (the “Common Stock”), (ii) shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), and (iii) warrants to purchase equity securities (the “Warrants”).

The Common Stock, the Preferred Stock and the Warrants are referred to herein collectively as the “Offered Securities.” The Offered Securities being registered under the Registration Statement may be offered on a continued or delayed basis pursuant to the provisions of Rule 415 of the Securities Act of 1933, as amended (the “Securities Act”) by the Company or by selling securityholders.

In rendering the opinion set forth herein, we have examined originals, photocopies or conformed copies certified to our satisfaction of all such corporate records, agreements, instruments and documents of the Company, certificates of public officials and other certificates and opinions, and we have made such other investigations, as we have deemed necessary in connection with the opinions set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as photocopies or conformed copies.

Based upon and subject to the foregoing and assuming that (i) the Registration Statement and any amendments thereto (including any post-effective amendments) will have become effective and comply with all applicable laws and no stop order suspending the Registration Statement’s effectiveness will have been issued and remain in effect, in each case, at the time the Offered Securities are offered or issued as contemplated by the Registration Statement, (ii) a prospectus supplement will have been prepared and filed with the Commission describing the Offered Securities offered thereby and will at all relevant times comply with all applicable laws, (iii) all Offered Securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate prospectus supplement, (iv) a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Offered Securities will have been duly authorized and validly executed and delivered by the Company and the other party or parties thereto, (v) the board of directors, including any appropriate committee appointed thereby, and appropriate officers of the Company have taken all necessary action to approve the issuance and terms of the Offered Securities and related matters, (vi) any Offered Securities issuable upon conversion, exercise or exchange of any Offered Securities being offered or issued will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exercise or exchange, and (vii) prior to any issuance of Preferred Stock, appropriate certificates of designation will be accepted for recording by the Secretary of State of the State of Delaware, we advise you that in our opinion:

1. Assuming (A) the Company has received the consideration therefor specified in any applicable underwriting agreement or purchase agreement approved by the Company's board of directors, (B) in the case of any Common Stock to be issued under any Warrants, upon due exercise of any payment of the exercise price specified in such Warrants, and (C) in the case of any Common Stock to be issued upon the exchange or conversion of Preferred Stock that are exchangeable for or convertible into Common Stock, due exercise of such exchange or conversion rights in accordance with the terms of the applicable instruments, the Common Stock (including any Common Stock duly issued upon the exchange or conversion of Preferred Stock that are exchangeable for or convertible into Common Stock or upon the exercise of Warrants) will be validly issued, fully paid and nonassessable.

2. Assuming that (A) the Company has filed an appropriate certificate of designation with respect to such Preferred Stock, (B) the Company has received the consideration therefor specified in any applicable underwriting agreement or purchase agreement approved by the Company's board of directors, and (C) in the case of any Preferred Stock to be issued under any Warrants, upon due exercise of any payment of the exercise price specified in such Warrants, the Preferred Stock (including any shares of Preferred Stock that are duly issued upon the exercise of such Warrants) will be validly issued, fully paid and nonassessable.

3.  Assuming (A) the execution of the warrant agreement pursuant to which the Warrants will be issued (the “Warrant Agreement”) has been duly authorized by the Company by appropriate action, (B) the Warrant Agreement has been duly executed and delivered by the Company and the warrant agent thereunder, and (C) the Warrants, in the form included in the Warrant Agreement, have been duly executed and delivered by the Company and countersigned by the warrant agent thereunder pursuant to the Warrant Agreement and delivered and paid for as contemplated by any applicable purchase or underwriting agreement and the Registration Statement, the Warrants will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its terms, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We hereby consent to the use of our firm’s name under the caption “Legal Matters” and to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement referred to above. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act, as in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 of the Securities Act or under the rules and regulations of the Commission thereunder.

                                                                                                                Very truly yours,

                                                                                                                /s/ Cahill Gordon & Reindel LLP